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                                                                     EXHIBIT 5.1
                                                                     -----------



December 12, 1996


Kaiser Ventures Inc.
3633 East Inland Empire Boulevard
Suite 850
Ontario, CA  91764

     RE: OPINION OF COUNSEL AS TO LEGALITY OF 859,102 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 859,102 shares of Common Stock, $.03 par value per share, of Kaiser Ventures Inc. (the "Company") offered to key employees, non-employee directors and others who contribute to the Company's success pursuant to the Kaiser Ventures Inc. 1995 Stock Plan (the "Plan").

     As securities counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 859,102 shares of Common Stock to be offered to employees, non-employee directors and others by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                              Very truly yours,



                              /s/ Lindquist & Vennum
                              -----------------------------
                              LINDQUIST & VENNUM, P.L.L.P.

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